EXHIBIT 99.1

Harsco Reports 32 Percent Increase in First Quarter EPS on Record Sales

Performance Led by Company's MultiServ Mill Services Business

HARRISBURG, Pa., April 22, 2004 (PRIMEZONE) --

 -- First quarter diluted EPS of $0.41 vs. $0.31 in prior year
 -- Sales up 14 percent to record $556 million
 -- First quarter actions include declaration of Company's 216th consecutive cash dividend
 -- Company reaffirms full-year guidance for diluted EPS from continuing operations in the range of $2.50 to $2.65

Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported diluted earnings per share from continuing operations of $0.41 in the first quarter of 2004, compared with $0.31 in the first quarter of 2003. Income from continuing operations was $16.9 million, compared with $12.5 million last year, an increase of 35 percent. First quarter 2004 sales totaled a record $556 million, up 14 percent from $488 million in the first quarter of 2003. Positive foreign currency translation contributed approximately $38.6 million to this year's first quarter sales and $1.6 million to pre-tax income.

Commenting on the Company's performance, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "Results in the first quarter have given us a good start toward our overall 2004 growth objectives for increased sales, earnings, margins, cash flow and Economic Value Added (EVA(r)).

"Harsco's positive performance was led by our MultiServ mill services business, which generated 42 percent of total Company sales and 68 percent of total operating income in the first quarter. Our Other Infrastructure Products and Services businesses made significant progress in earnings and margins, including the return to profitability of our IKG industrial grating products business from last year's loss.

"Total Access Services Segment earnings lagged the previous year, but we experienced meaningful improvement in sales, earnings and margins from our SGB international operations compared with last year's first quarter. Our Patent Construction Systems operations in the U.S. continue to face difficult operating conditions, as sluggish non-residential construction spending, reduced scaffolding erection and dismantling (E&D) rental volumes, and weather-related project delays in construction and industrial maintenance all contributed to lower results.

"We believe our Gas and Fluid Control Group is seeing evidence of a bottoming out from the long manufacturing recession. Although operating income was down for the quarter, the final month of the quarter showed encouraging improvement, including higher backlogs."

First Quarter Business Segment Review

Mill Services

Sales increased 26 percent to $236 million from $188 million in last year's first quarter. Organic growth and the Company's acquisition of the industrial services division of C. J. Langenfelder & Son, in June 2003, were responsible for $25.5 million, or 14 percent of the increase, while positive foreign currency translation increased sales $22.5 million, or 12 percent. Operating income for the quarter increased 51 percent to $25.3 million from $16.7 million in the same period last year, reflecting strong operating growth as well as positive foreign currency translation of $2.6 million. Operating margins improved to 10.7 percent, compared with 8.9 percent in last year's first quarter.

The outlook for the MultiServ business continues to be favorable. Worldwide steel demand and production, the primary drivers of this segment's operations, continue to trend up. In addition, the Company has targeted approximately $125 million of cash flow for growth initiatives in 2004, the majority of which will be invested in new mill services opportunities. During the quarter, significant progress was made in this regard with the signing of a number of new or expanded contracts, including steel mills in Brazil, France and Serbia. The Company expects additional new signings in future quarters. The Company continues to focus on growth investments that should further enhance this segment's top line, operating income, cash flow and EVA.

Access Services

First quarter sales increased by 7 percent to $158 million, from $147 million last year. Operating income declined by 27 percent to $3.4 million. Positive foreign currency translation increased sales by approximately $14.6 million in the quarter and operating income by $0.4 million. Operating margins declined to 2.2 percent, compared with 3.1 percent in the first quarter of 2003.

Last year's first quarter results were favorably affected by a net $1.1 million pre-tax gain on the sale of assets and income of $0.5 million pre-tax from the termination of a post-retirement benefit plan. In the first quarter of 2004, income from similar items was $0.6 million pre-tax.

Improved performance from the Company's international operations was more than offset by lower domestic E&D rental income and continued depressed non-residential construction spending. In addition, frigid temperatures throughout much of the U.S. during January and February delayed several construction starts and caused power plants to postpone scheduled maintenance projects in order to maintain production levels.

Although indications of a solid pick-up in U.S. non-residential construction spending have yet to emerge, industry forecasts predict an approximately 2.3% improvement for this year, with further improvement to follow in 2005. In addition, the Company will continue to gradually expand its international market presence and seek ways to enhance margins through its Six-Sigma and EVA initiatives.

Gas and Fluid Control

Sales in the first quarter were up 14 percent to $78 million from $68 million last year. The effect of foreign currency translation was not material. Operating income was off by some 7 percent to $3.1 million from $3.3 million in the first quarter of 2003. Operating margins declined to 4.0 percent from 4.9 percent, year-over-year.

Despite higher sales, a number of factors served to reduce margins in the quarter. These included an unfavorable sales mix in the composites product line, weaker demand for valves, and an increase in cost of goods sold, due principally to higher steel prices. In addition, last year's first quarter included $0.6 million pre-tax income from the termination of a post-retirement benefit plan.

This segment continues to see strength in its propane product line, and more recently certain other product lines such as cylinders and cryogenic vessels. This reflects a combination of accelerated buying from customers in anticipation of future price increases due to rising commodity costs as well as the improved economic conditions.

Lastly, the Air-X-Changers line of business has been moved from this segment to the Other Infrastructure Products and Services category due to management reporting changes.

Other Infrastructure Products and Services

While first quarter sales of $85 million were 1 percent higher than last year due to positive foreign currency translation, operating income increased by 60 percent to $6.2 million from $3.8 million last year, and margins increased by 271 basis points to 7.3 percent.

Favorably affecting segment results in the first quarter last year was income from the termination of a post-retirement benefit plan of $1.1 million pre-tax. The first quarter of 2004 included $0.7 million pre-tax income from the termination of an additional post-retirement benefit plan, partially offset by $0.4 million pre-tax expense related to reorganization actions.

Contributing to the positive performance in this year's first quarter was the turnaround to profitability of the Company's IKG business, together with higher income and margins from Reed Minerals, Patterson-Kelley, and Air-X-Changers. The Harsco Track Technologies (HTT) railway track services and equipment business performed below last year's results, reflecting the significant lead-time involved in the manufacture, delivery and commissioning of its fast-growing international order book.

The full-year outlook for these businesses remains positive. As the Company noted in its fourth quarter 2003 release, a large amount of HTT's record backlog is expected to begin delivery in the second half of this year. In addition, the Company expects its IKG business to remain profitable in each quarter of 2004, compared with a full-year loss in 2003. All three of the other business units in this group are expected to have a solid year of sales, earnings and cash flow.

General Corporate

First quarter 2003 results included income from the termination of a post-retirement benefit plan of $1.3 million pre-tax, related to the Corporate Office and divested businesses. No such benefit was incurred in the first quarter of 2004.

Liquidity and Capital Resources

Net cash provided by operating activities for the first quarter of 2004 was $32 million, compared with $31 million in the first quarter of 2003. Net cash used by investing activities was $45 million, compared with $18 million last year. The increase was due primarily to higher capital expenditures for organic growth initiatives and lower proceeds from asset sales compared with last year.

During the 2004 first quarter, debt increased by $25 million to $639 million due to foreign currency translation, the ramp-up in growth capital expenditures, and the seasonal timing of cash flows. As such, the Company's debt to capital ratio increased by some 90 basis points to 45.0 percent at March 31, 2004 from 44.1 percent at December 31, 2003.

The Company continues to be successful in its efforts to increase shareholder value. During the first quarter of 2004, EVA improved in seven of the Company's nine operating units and for the Company as a whole.

Outlook

"Our positive outlook is marginally tempered by the increasing cost of goods sold in our manufacturing businesses due to higher commodity costs, and by higher administrative expenses for compliance with Sarbanes-Oxley Act requirements, particularly Section 404," said Mr. Hathaway. "Towards the second half of the year, the benefits of positive currency translation may diminish somewhat. However, we are very encouraged by our strong first quarter performance and the improving macro-economic environment. We continue to expect record sales, earnings per share and operating cash flow in 2004, led by strong results from MultiServ as well as our SGB international access services business and all business units in our Other Infrastructure Products and Services group. Our core operations are performing well and we remain confident in our view that 2004 earnings from continuing operations will be in the range of $2.50 to $2.65 per diluted share."

For the 2004 second quarter, the Company is forecasting earnings from continuing operations in the range of $0.68 to $0.72 per diluted share, a 10 to 16 percent increase over the second quarter of 2003.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 5674345.

About Harsco

Harsco Corporation is a diversified, $2.1 billion industrial services and engineered products company. Harsco's market-leading businesses provide mill services, access services, gas and fluid control products, and other infrastructure products and services to customers worldwide. The Company employs approximately 17,500 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://media.primezone.com/prs/single/?pkgid=361

                             Harsco Corporation

                 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                                 Three Months Ended
                                                     March 31

 (In thousands, except per share amounts)      2004            2003
 Revenues from continuing operations:

     Service sales                         $  405,907      $  347,603
     Product sales                            150,366         140,299
                                             --------        ---------

     Total revenues                           556,273         487,902
                                             --------        ---------

 Costs and expenses from continuing operations:

     Cost of services sold                    304,792         261,737
     Cost of products sold                    124,196         113,937
     Selling, general and
       administrative expenses                 88,004          80,512
     Research and development expenses            705             872
     Other expenses                             1,620             938
                                             --------         --------
      Total costs and expenses                519,317         457,996
                                             --------         --------

     Operating income from
       continuing operations                   36,956          29,906

 Equity in income of affiliates, net               97             162
 Interest income                                  714             697
 Interest expense                             (10,282)        (10,267)
                                             ---------        --------

 Income from continuing operations
     before income taxes and minority
     interest                                  27,485          20,498

 Income tax expense                            (8,527)         (6,350)
                                             ---------        --------

 Income from continuing operations
     before minority interest                  18,958          14,148
 Minority interest in net income               (2,101)         (1,678)
                                             ----------       --------
 Income from continuing operations             16,857          12,470
                                             ----------       --------

 Discontinued operations:

   Income/(loss) from operations
     of discontinued business                      10            (212)
   Gain/(loss) on disposal
     of discontinued business                    (147)            295
   Income related to discontinued
     defense business                             224              --
   Income tax expense                             (20)            (30)
                                             ---------        --------
 Income from discontinued operations               67              53
                                             ---------        --------
 Net Income                                 $  16,924        $ 12,523
                                             =========        ========
 Average shares of common stock outstanding    40,937          40,543

 Basic earnings per common share:
      Continuing operations                    $  .41          $  .31
      Discontinued operations                      -               -
                                              --------        --------
 Basic earnings per common share               $  .41          $  .31
                                              ========        ========

 Diluted average shares of
  common stock outstanding                     41,461          40,654

 Diluted earnings per common share:
      Continuing operations                    $  .41          $  .31
      Discontinued operations                      -               -
                                              --------        --------
 Diluted earnings per common share             $  .41          $  .31
                                              ========        ========

                               Harsco Corporation

                   CONSOLIDATED BALANCE SHEETS (Unaudited)

 (In thousands, except share               March 31       December 31
    and per share amounts)                   2004           2003(a)
                                         ------------    -------------

 ASSETS

 Current assets:

 Cash and cash equivalents                  $  78,845       $  80,210
 Accounts receivable, net                     467,100         446,875
 Inventories                                  205,925         190,221
 Other current assets                          47,647          47,045
                                         ------------    -------------
  Total current assets                        799,517         764,351
                                         ------------    -------------
 Property, plant and
  equipment, net                              868,284         866,332
 Goodwill, net                                410,249         407,846
 Other assets                                  97,393          97,483
 Assets held for sale                           1,518           2,023
                                         ------------    -------------
         Total assets                    $  2,176,961    $  2,138,035
                                         =============   =============

 LIABILITIES

 Current liabilities:

  Short-term borrowings                   $    17,041       $  14,854
  Current maturities
   of long-term debt                           13,827          14,252
     Accounts payable                         187,388         188,430
     Accrued compensation                      42,255          46,034
     Income taxes                              45,821          45,116
     Dividends payable                         11,270          11,238
     Other current liabilities                186,066         175,151
                                         ------------    -------------
  Total current liabilities                   503,668         495,075
                                         ------------    -------------
 Long-term debt                               608,111         584,425
 Deferred income taxes                         67,004          66,855
 Insurance liabilities                         48,593          47,897
 Retirement plan liabilities                  116,146         115,190
 Other liabilities                             52,447          50,707
 Liabilities associated
   with assets held
   for sale                                       453             898
                                         ------------    -------------
         Total liabilities                  1,396,422       1,361,047
                                         ------------    -------------

 SHAREHOLDERS' EQUITY

 Common stock                                  84,342          84,197
 Additional paid-in capital                   124,004         120,070
 Accumulated other
  comprehensive
  expense                                    (175,600)       (169,427)
 Retained earnings                          1,351,432       1,345,787
 Treasury stock                              (603,639)       (603,639)
                                         ------------    -------------
   Total shareholders' equity                 780,539         776,988
                                         ------------    -------------
 Total liabilities and
   shareholders' equity                  $  2,176,961    $  2,138,035
                                         ============    =============

 (a)  As permitted by the Financial Accounting Standards Board (FASB)
      Statement No. 144, "Accounting for the Impairment or Disposal
      of Long-Lived Assets," 2003 information has been reclassified for comparative purposes.

                        Harsco Corporation

          CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                                Three Months Ended
                                                    March 31
(In thousands)                                 2004           2003
                                            ----------      ----------
 Cash flows from operating activities:

 Net income                                 $  16,924       $  12,523
 Adjustments to reconcile net income
   to net cash provided (used)
   by operating activities:
 Depreciation                                  43,972          39,895
 Amortization                                     552             373
 Equity in income of affiliates, net              (97)           (162)
 Dividends or distributions
   from affiliates                                456              -
 Other, net                                     3,122             507
 Changes in assets and liabilities,
   net of acquisitions and dispositions
   of businesses:
 Accounts receivable                          (21,329)        (21,624)
 Inventories                                  (15,590)         (7,593)
 Accounts payable                              (3,424)         (6,089)
 Net disbursements related
   to discontinued defense
   business                                       (76)           (234)
 Other assets and liabilities                   7,865          13,580
                                         -------------      -----------
 Net cash provided by operating
    activities                                 32,375          31,176
                                         -------------      -----------

 Cash flows from investing activities:

 Purchases of property,
   plant and equipment                        (46,539)        (30,181)
 Purchase of businesses,
   net of cash acquired                          (434)            -
 Proceeds from sale of
   assets                                       1,818          12,284
                                          ------------     -----------

 Net cash used by
   investing activities                       (45,155)        (17,897)
                                          ------------     -----------

 Cash flows from financing activities:

 Short-term borrowings, net                     2,172          (6,540)
 Current maturities and long-term
   debt:
       Additions                               41,787          50,133
       Reductions                             (24,471)        (27,219)
 Cash dividends paid on common stock          (11,247)        (10,643)
 Common stock issued-options                    3,493             190
 Other financing activities                       (85)              3
                                           -----------      ----------
 Net cash provided by financing
   activities                                  11,649           5,924
                                           -----------      ----------
 Effect of exchange rate
    changes on cash                              (234)            875
                                           -----------      ----------
 Net increase (decrease) in cash
   and cash equivalents                        (1,365)         20,078

 Cash and cash equivalents at
   beginning of period                         80,210          70,132
                                           -----------      ----------
 Cash and cash equivalents
   at end of period                         $  78,845       $  90,210
                                           ===========      ==========

                               Harsco Corporation

                   REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
                                 (In thousands)

                         Three Months Ended       Three Months Ended
                           March 31, 2004           March 31, 2003

                                    Operating
                                      Income                 Operating
                        Sales(a)    (loss)(b)     Sales(a)   Income(b)
                      ------------------------------------------------

 Mill Services
   Segment            $  236,293   $  25,250   $  188,246   $  16,729

 Access Services
   Segment               157,807       3,400      147,404       4,628

 Gas and Fluid
   Control
   Segment (c)            77,562       3,088       68,193       3,327

 Other Infrastructure Products
   and Services
   ("all other")
   Category(c)            84,611       6,163       84,059       3,846

 General Corporate          -           (945)        -          1,376
                      ------------------------------------------------
 Consolidated Total   $  556,273   $  36,956   $  487,902   $  29,906
                      ================================================

 (a)  Sales from continuing operations to unaffiliated customers.

 (b)  Operating income (loss) from continuing operations.

 (c)  Segment information for prior periods has been reclassified to conform with the current presentation. Due to management changes, effective January 1, 2004, the Air-X-Changers division is
      classified in the Other Infrastructure Products and Services
      ("all other") category.

CONTACT:  Harsco Corporation
          Kenneth Julian
          (717) 730-3683
          kjulian@harsco.com

          Investor Contact
          Eugene M. Truett
          (717) 975-5677
          etruett@harsco.com
          www.harsco.com